UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2004

COMMERCIAL FEDERAL CORPORATION

(Exact name of registrant as specified in its charter)

NEBRASKA	1-11515	47-0658852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13220 CALIFORNIA STREET, OMAHA, NEBRASKA	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (402) 554-9200

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMERCIAL FEDERAL CORPORATION

FORM 8-K

CURRENT REPORT

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2004, Commercial Federal Corporation (the “Corporation”) and Commercial Federal Bank, a Federal Savings Bank (the “Bank”) approved and entered into a Change in Control Agreement (the “Agreement”) with Frederick R. Kulikowski, President and Chief Operating Officer of the Corporation and the Bank. This Agreement provides that if, in anticipation of a change in control, or during the three-year period after a change in control event has occurred, Mr. Kulikowski’s employment is terminated other than for “cause,” Mr. Kulikowski will continue to receive his base salary and all bonuses (including short-term and long-term incentive awards and stock options granted pursuant to the employment agreement) in effect at the time of the involuntary termination for a period of 35.88 months. All benefits and payments under this Agreement shall be reduced if necessary to the largest aggregate amount that will result in no portion of the payments being subject to federal excise tax or being nondeductible to the Corporation or the Bank for federal income tax purposes under Sections 280G or 499 of the Internal Revenue Code. Mr. Kulikowski also is eligible to continue health and life insurance coverage under the Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 14, 2004, Mr. Kulikowski, President and Chief Operating Officer of the Corporation and the Bank, was appointed a Director of both the Corporation and the Bank. Pursuant to Nebraska law, Mr. Kulikowski must stand for election at the next annual meeting of stockholders, which is scheduled for May 10, 2005. Mr. Kulikowski was also appointed to serve on the Board’s Finance Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL FEDERAL CORPORATION
(Registrant)

Date: December 20, 2004	/s/ David S. Fisher
David S. Fisher
Executive Vice President and
Chief Financial Officer
(Duly Authorized Officer)

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